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                                                                    EXHIBIT 99.1


 ASYST TECHNOLOGIES, INC. COMMENTS ON IMPROVED EXPECTATIONS FOR THIRD QUARTER
                      FISCAL YEAR 2000 FINANCIAL RESULTS

       Company Announces Two-For-One Stock Split And Executive Additions

Fremont, CA, January 3, 2000 - Asyst Technologies, Inc. (Nasdaq NM: ASYT) announced today that the company anticipates that its financial results for the third quarter ending December 31, 1999 will be above current street estimates. The company also announced that its Board of Directors has declared a 2-for-1 stock split.

"Customer demand for our products reached new highs during the quarter," commented Doug McCutcheon, senior vice president and chief financial officer of Asyst. "Based upon our preliminary numbers, we now expect to report revenues for the December quarter of approximately $62 million, which is well above the current consensus street estimate of $53 million. We also expect that when the final numbers are available, we will report net income in excess of the currently published street expectations of $4 million." McCutcheon concluded, "The company has experienced increasing strength in new order flow based on rising demand for Asyst factory automation solutions, which positions us well for the upcoming fourth quarter."

Asyst plans on reporting actual results for the third quarter on January 19, 2000 after the close of market.

"These results are testament to the dedication, support and commitment of the entire Asyst organization, and we are gratified to see such high demand for our factory automation solutions on a global level," commented Dr. Mihir Parikh, chairman and chief executive officer. "This surge in business, however, underlines the need for us to quickly strengthen our operations management team. We must offer our customers not only leading edge technologies and products, but also an operations capability that provides assured execution. To this end, we are pleased to be able to announce today two key additions to our management team."

Thomas Waechter (47) has been appointed to the newly created position of Senior Vice President of Global Business Operations. Mr. Waechter brings to Asyst extensive experience in directing manufacturing and customer service operations, having spent 15 years with Schlumberger, most recently as Vice President of Global Operations for the automated Test Equipment division.

Daniel Loverro (47) has been appointed to the newly created position of Vice President of Business Systems & Information Technology. With over 24 years of experience with Hitachi-America, Andersen Consulting and PriceWaterhouseCoopers, Mr. Loverro brings substantial management and consulting experience to the Asyst team.

The company also announced that Terry Moshier will be stepping down as president and chief operating officer. Mr. Moshier is expected to advise on transitional matters as well as pending operational initiatives in the next few months. "We would like to thank Terry for his contributions in bringing Asyst to this stage in its development," noted Parikh. "Under the team that we are now assembling, we will continue our drive toward world class manufacturing excellence."

The 2-for-1 stock split will be effected by the distribution of a 100 percent stock dividend to shareholders of record January 7, 2000. Asyst's transfer agent will deliver the new stock certificates representing the additional shares on or about February 4, 2000. The company last split its stock in August of 1997. Upon completion of the stock split, Asyst will have approximately 31 million shares outstanding.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities and other factors more fully detailed in the Company's recent S-3 Registration Statement.

About Asyst

Asyst Technologies, Inc. is the leading provider of Standard Mechanical Interface-based minienvironment and manufacturing automation systems that enable semiconductor manufacturers to protect customers' valued assets throughout the manufacturing process while increasing manufacturing productivity. Asyst offers a broad range of 200 mm and 300 mm products that enable the Company to provide semiconductor manufacturers and Original Equipment Manufacturers automated manufacturing solutions for the transfer of wafers and information between the process equipment and the fab line.